Exhibit 99.1



Contacts:
3Com Public Relations                           3Com Investor Relations
Donna Stein                                     Kate Patterson
(408) 764-5960                                  (408) 764-6802
David Hayward
(508) 836-1773

Chipcom Public & Investor Relations             Langdon Cook
John H. Ricciardone                             Coltrin & Associates
(508) 624-6840                                  (212) 221-1616



FOR IMMEDIATE RELEASE:
July 27, 1995

3COM TO ACQUIRE CHIPCOM CORPORATION AND EXPAND
STRATEGIC RELATIONSHIP WITH IBM

3Com grows to #2 networking market position and strengthens high-end, integrated chassis solution

SANTA CLARA, Calif. -- 3Com Corporation (NASDAQ:COMS), the world's fastest-growing network systems vendor, today announced the execution of a definitive agreement to merge Chipcom Corporation (NASDAQ:CHPM), a leader in multifunction intelligent switching systems, into a wholly owned subsidiary of 3Com Corporation. 3Com also announced a memorandum of understanding with IBM Corporation's Networking Hardware Division to extend existing strategic agreements between IBM and Chipcom upon completion of the acquisition (see accompanying release).
	Under the terms of the agreement, .53 of a share of 3Com common stock will be exchanged for each outstanding share of Chipcom common stock (or 1.06 shares, giving effect to 3Com's pending 2-for-1 stock split). Based upon the closing price of 3Com common stock on July 26, 1995, the transaction is valued at approximately $775 million. The combination will be accounted for as a pooling of interests* (see footnote for additional information).
	When the acquisition is completed, the two companies' combined share of the worldwide hub market will be approximately 19% (based on IDC's 1994 analysis of port shipments). Already the largest vendor of stackable systems, 3Com will become the #2 vendor in the overall intelligent hub market, including both stackables and chassis-based systems.
	"This acquisition is an important milestone in 3Com's strategy to offer customers the most comprehensive family of enterprise network infrastructure products," said Eric Benhamou, 3Com's chairman and chief executive officer. "3Com and Chipcom share a strong customer focus, a history of technological innovation and a systems approach to meeting customers' networking needs. Together we will be a formidable competitor, combining 3Com's leading market position in stackable systems and backbone switching with Chipcom's leadership in chassis-based multifunction intelligent switching systems."
	"Chipcom's high-end chassis-based switching systems and 3Com's products are complementary and our company cultures are very compatible. We're very excited that Chipcom's next phase of growth will be as part of the 3Com team. 3Com has an excellent track record of growing and building its acquisitions and delivering on customer commitments," said Rob Held, president and chief executive officer of Chipcom.
	"Chipcom's ONline and ONcore multifunction switching systems and ONdemand network management solutions are an excellent fit within 3Com's High Performance Scalable Networking and Transcend network management architecture," said Benhamou. "Users will benefit from synergies between the best products in both companies' product lines."

Complementary Products and Partnerships
	Following today's announcement, Chipcom's partners and customers will have access to 3Com products including SuperStack and LinkSwitch stackable hub and workgroup switching families, remote office internetworking solutions and LANplex data center switching line, Benhamou said. He also announced that the two companies' product and development teams will immediately start working on plans to bring ONdemand under the Transcend management architecture. The unified network management solution will include state-of-the art virtual network management leveraging the combined switching technology expertise of both companies.
	Both companies share a tradition of product design that protects customer investment, designing next-generation hubs for compatibility with their earlier product lines. Both companies were early proponents of fault tolerant design in hub and switching platforms, eliminating downtime for critical network applications.
	Besides strengthening 3Com's presence in large end-user accounts, the company will broaden its project sales force and channel partnerships with Chipcom's single-tier, technical VARs and systems integrators. In addition to its alliance with IBM, Chipcom's major channel partners include Anixter (already a major 3Com channel partner), Bell Atlantic, Digital, Andersen Consulting, Ascom Timeplex and
Ericsson.

Global Scope
	Both companies have strong global marketing and support organizations which will be strengthened as a result of the acquisition. 3Com is the largest independent data networking vendor and the largest hub vendor in Europe. With sales offices in 32 countries, 3Com currently derives 54 percent of its sales outside the United States. Chipcom has offices in 30 countries, with 48 percent of its business outside the U.S.

Organizational Structure
	Following completion of the acquisition, Chipcom will become a division of 3Com. Its engineering, marketing and manufacturing activities will continue to operate from its present headquarters in Southborough, Mass. under the direction of Bob Finocchio, 3Com's Executive Vice President, Network Systems Operation. Chipcom's sales force will join 3Com's field organization, reporting to Bill Marr, 3Com's executive vice president of worldwide sales.
	Founded in 1983, Chipcom Corporation designs, manufactures, markets and supports fault-tolerant, intelligent switching systems, including hub, internetworking and network management products for remote site, campus and enterprise network computing environments. The Southborough, Mass.-based company reported record revenue of $268 million for its 1994 fiscal year, ended December 31. For its first half of Fy 95, ended July 1, Chipcom's revenues were $157.7 million. Chipcom's Worldwide Web site can be reached at http.//www.Chipcom.com.
	3Com Corporation has helped more than 22 million people gain access to critical information through high speed networks. Designed to serve large enterprises, small offices and homes, 3Com products provide a scalable architecture to meet the immediate and long-term connectivity needs of today's user. With research and development on three continents, 3Com is one of the data networking industry's largest and fastest growing companies. The company's innovative manufacturing, marketing, sales and support simplify communication, optimize network reliability and protect customer investments. For further information, visit 3Com's WorldWide Web site at: http://www.3Com.com.

###
* Additional information on terms of the agreement: The transaction requires the approval of a majority of the outstanding shares of Chipcom common stock, which will be sought at a special stockholders' meeting expected to take place in October, 1995. The transaction is also subject to government approvals and notification periods as well as the receipt of customary opinions with respect to the accounting and tax treatment of the transaction. A Proxy Statement and Prospectus relating to the transaction is expected to be issued in September 1995.

Note to editors: 3Com, LANplex, LinkSwitch and LinkBuilder are registered trademarks of 3Com Corporation. Chipcom and ONcore are registered trademarks and ONline and ONdemand are trademarks of Chipcom Corporation. All other trademarks belong to their respective organizations.